Exhibit 10.4
SECOND AMENDMENT
TO THE
PMA CAPITAL CORPORATION PENSION PLAN
(As Amended and Restated Effective January 1, 1999)

WHEREAS, PMA Capital Corporation (the “Company”) maintains the PMA Capital Corporation Pension Plan (the “Plan”) for the benefit of certain of its eligible employees, and the eligible employees of certain participating affiliates; and

WHEREAS, the Plan was most recently amended and restated effective January 1, 1999 and has since been modified by the First Amendment thereto effective January 1, 2003; and

WHEREAS, the Company wishes to amend the Plan to (i) close the Plan to new participants, and (ii) freeze all benefit accruals thereunder, with both changes to be effective December 31, 2005; and

WHEREAS, in conjunction with such amendment to the Plan, the Company has determined that the PMA Capital Corporation Retirement Savings Plan (the “Retirement Savings Plan”) and the PMA Capital Corporation Retirement Savings Excess Plan (the “Retirement Savings Excess Plan”) shall be amended to provide that, in lieu of future benefit accruals under the Plan, eligible employees shall be entitled to receive non-matching, age-based employer contributions under the Retirement Savings Plan and, if eligible, additional retirement credits under the Retirement Savings Excess Plan; and

WHEREAS, under Sections 9.1 and 15.4 of the Plan, the Company has reserved the right to amend the Plan with respect to all Participating Companies at any time, subject to certain inapplicable limitations;

NOW, THEREFORE, effective December 31, 2005 (or such other dates as may be expressly provided herein), the Company hereby amends the Plan as follows:

1. Effective January 1, 2006, Sections 1.55, 1.56 and 1.57 are renumbered as 1.95, 1.96 and 1.97 respectively, and amended to read as follows:

“1.95 Trust shall mean the trust established and maintained pursuant to this Plan for the purpose of providing benefits hereunder.

1.96 Trust Agreement shall mean the document executed by the Trustee and the Plan Sponsor fixing the rights, duties and liabilities of each with respect to holding and administering the Trust. The terms of the Trust Agreement shall be deemed incorporated herein as part of this Plan.

1.97 Trustee shall mean any individual(s) or corporate Fiduciary appointed by the Board by its President or any duly appointed successors, functioning in that capacity in accordance with the Trust Agreement.”

All Section numbers from 1.58 through the end of Article I (and all applicable cross-references) are renumbered as necessary.

2. Section 7.4 is amended effective March 28, 2005 to read as follows:

“7.4 Cash-Out. Except as otherwise provided in Section 4.6(b)(i) with respect to assets to be transferred from this Plan to the PMA Foundation Pension Plan, if at the time of a Participant’s retirement or Separation from Service, the Present Value of his or her vested Accrued Benefit does not exceed $1,000, and if such Participant is entitled to an immediate or deferred Benefit hereunder, the Administrator shall direct that the Participant be paid the Present Value of such Accrued Benefit in a lump sum without his or her consent provided that such payment shall be made no later than the close of the second Plan Year following the Plan Year in which his or her retirement or Separation from Service occurred. If the Present Value of a Participant’s vested Accrued Benefit is zero, the Participant shall be deemed to have received a distribution of such vested Accrued Benefit.

(a) Resumption of Employment. If following such distribution the Participant resumes employment covered under this Plan, then except as otherwise provided in Section 7.4(b), below, the Participant shall not have any right to have his or her prior years of Benefit and Vesting Service attributable to that distribution reinstated.

(b) Restoration. If a Participant receives a distribution pursuant to this Section 7.4 before the close of the second Plan Year following the Plan Year in which his or her retirement or Separation from Service occurred and the Participant resumes covered employment under the Plan, he or she shall have the right to restore his or her Accrued Benefit (including all optional forms of Benefit and subsidies relating to such Benefit) to the extent forfeited upon the repayment to the Plan of the full amount of the distribution plus interest, compounded annually from the date of distribution at the rate of interest determined for purposes of Code Section 411(c)(2)(C). Such repayment must be made before the earlier of (i) five years after the first date on which the Participant is subsequently reemployed by the Employer or (ii) the date the Participant incurs five consecutive One-Year Service Breaks or a Break in Service of five consecutive years (as applicable) following the date of distribution. If a Participant is deemed to receive a distribution pursuant to this Section 7.4, and the Participant resumes employment covered under this Plan before the date the Participant incurs five consecutive One-Year Service Breaks or a Break in Service of five consecutive years (as applicable), upon the reemployment of such Participant, the Employer-provided Accrued Benefit will be restored to the amount of such Accrued Benefit on the date of the deemed distribution. Notwithstanding the foregoing, if, prior to January 1, 2002, a Participant receives a distribution under Section 7.4 later than the close of the second Plan Year following the Plan Year in which his or her retirement or Separation from Service occurred and later resumes covered employment under the Plan, no repayment of the amount of his or her distribution shall be permitted and his or her Benefit and Vesting Service earned prior to such retirement or Separation from Service shall not be disregarded in any subsequent determination of his or her Accrued Benefit under the Plan, but his or her Accrued Benefit shall be offset by an amount which is the Present Value of the distribution received.

(c) Spousal Consent. Following a Participant’s Benefit commencement date, a partial or total cash-out of the Present Value of the Qualified Joint and Survivor Annuity or the preretirement survivor annuity shall not be made even if such value, as determined in the same manner as prescribed above, does not exceed $1,000 unless the cash-out is consented to in writing by the Participant and the Participant’s Spouse, if any, or where the Participant has died, by the surviving Spouse.”

3. Section 7.6 is amended effective March 28, 2005 to read as follows:

“7.6 Consent to Distributions. If the Present Value of a Participant’s vested Accrued Benefit exceeds $1,000, or there are remaining payments to be made with respect to a particular distribution option that previously commenced, and the Accrued Benefit is immediately distributable, the Participant and the Participant’s Spouse (or where either the Participant or the Spouse has died, the survivor) must consent to any distribution of such Accrued Benefit in other than the normal form of Benefit. The consent of the Participant and the Participant’s Spouse shall be obtained in writing within the 90-day period ending on the Annuity Starting Date. The Employer shall notify the Participant and the Participant’s Spouse of the right to defer any distribution until the Participant’s Accrued Benefit is no longer immediately distributable. Such notification shall include a general description of the material features, and an explanation of relative values, of the optional forms of Benefit available under the Plan in a manner that would satisfy the notice requirements of Section 417(a)(3) of the Code, and shall be provided no less than 30 days and no more than 90 days prior to the Annuity Starting Date. Notwithstanding the foregoing, only the Participant need consent to the commencement of a distribution in the form of a Qualified Joint and Survivor Annuity while the Accrued Benefit is immediately distributable. Neither the consent of the Participant nor the Participant’s Spouse shall be required to the extent that a distribution is required to satisfy Section 401(a)(9) or 415 of the Code.

(a) For purposes of this Section 7.6, Present Value shall be determined in accordance with Section 7.5 hereof.

(b) An Accrued Benefit is immediately distributable if any part of the Accrued Benefit could be distributed to the Participant (or surviving Spouse) before the Participant attains (or would have attained if not deceased) the later of Normal Retirement Age or age 62.”

4. Section 9.1(c) of the Plan is deleted in its entirety effective October 1, 2005, and Subsection 9.1(d) is renumbered as 9.1(c).

5. A new Article XVI is added to the Plan to read as follows:

“ARTICLE XVI - FREEZING OF THE PLAN

16.1 Freezing of the Plan. The Plan shall be frozen effective December 31, 2005 (the “Freeze Date”). Pursuant to the freezing of the Plan:

(a) No Eligible Employee shall become a Participant nor resume active participation in the Plan after the Freeze Date;

(b) Each Participant’s Accrued Benefit shall be deemed to be frozen as of the Freeze Date, and the amount of such Accrued Benefit shall be unaffected by any Service performed or Compensation paid after the Freeze Date, or in any changes in Covered Compensation after the Freeze Date; and

(c) Following the Freeze Date, each Participant shall continue to be credited with Vesting Service in accordance with Article II of the Plan.

Any provision of the Plan that would otherwise provide for either (1) the commencement or resumption of Plan participation, or (2) the continuing accrual of benefits, after the Freeze Date (including, without limitation, Sections 1.1, 1.17, 1.18, 1.67, 1.100, 1.101, 2.3, 2.4, 2.5, 3.2, 3.3, 5.1, and 5.3) is hereby superseded to the extent that it would so provide.”

IN WITNESS WHEREOF, PMA CAPITAL CORPORATION has caused these presents to be duly executed, under seal, this 24th day of October, 2005.

Attest:	PMA CAPITAL CORPORATION
[SEAL]

/s/ Robert L. Pratter	/s/ William E. Hitselberger
Robert L. Pratter, Secretary	William E. Hitselberger, Executive Vice President and Chief Financial Officer